EXHIBIT 4

AMENDED ARTICLES OF INCORPORATIO

OF

HALBERD CORPORATION (20201285635)

KNOW ALL MEN BY THESE PRESENTS, that the undersigned, pursuant to the provisions and by virtue of the laws of the State of Colorado Business Corporation Act Section 17-102-101 and Section 7-102-102 and all other acts amendatory thereof and supplemental thereto, and for that purpose does hereby make, subscribe, acknowledge, certify, and set forth as follows:

FIRST:	The name of the corporation shall be: “Halberd Corporation”.

SECOND:

The resident agent is Raul Rodriguez, Rodriguez and Associates, 1011 Pennsylvania St. Unit B, Denver Colorado 80203, but the corporation may maintain offices, agencies, and places of business in any other state or military district in the United States and in foreign countries without restriction as to place, and the corporation may keep such books, papers, and records of the corporation as are not required by law to be kept within the State of Colorado, and as the directors may find convenient in such offices, agencies, and places of business.

THIRD:	The nature of the business to be transacted and the object and purposes to be promoted and carried on by the corporation shall be to engage in any and all lawful activities.

FOURTH:

The amount of the authorized capital stock of the corporation is 800,000,000 shares of common stock and 25,000,000 shares of preferred stock, with the designations, including par value and voting rights and set forth below in Articles FIFTH and SIXTH.

FIFTH:	The shares of common stock which this corporation shall have authority to issue shall each have one vote and shall have a par value of $0.0001 per share.

SIXTH:

The shares of preferred stock the corporation shall have authority to issue shall have a par value of $0.0001 per share, with designations for 25,000,000 shares of Series A Preferred. There are no other designations for any shares of Preferred Series. The holder of a share of the Series A Preferred shall be entitled to receive, when and as declared by the Board, out of funds legally available for the payment of dividends, dividends (if any) at the rates fixed by the Board for such series before any cash dividends shall be declared and paid or set apart for payment, on the Common Stock with respect to the same dividend period. The holders of shares of the Preferred Stock of each series shall be entitled, upon liquidation or dissolution or upon the distribution of the assets of the Corporation, to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock. Whenever the holders of shares of the Preferred Stock shall have been paid the full amounts to which they shall be entitled, the holders of shares of the Common Stock shall be entitled to share ratably in all remaining assets of the Corporation. Each share of Preferred A Stock is entitled to a number of votes equal to the product of .000001 times the number of shares of common outstanding.

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SEVENTH:

Authorized stock may be issued from time to time without action by the stockholders for such consideration as may be fixed from time to time by the board of directors, and shares so issued, the consideration for which have been paid or delivered, shall be deemed fully paid stock and the holder of such shares shall not be liable for any further payment thereon.

The capital stock of this corporation, after the amount of the subscription price or par value has been paid in, shall not be subject to assessment to pay any debts of the corporation and no paid up stock and no stock issued as fully paid shall ever be assessable or assessed and the Articles of Incorporation shall not be amended in this particular.

The Corporation shall not issue any convertible promissory notes, convertible preferred stock or other convertible instruments. The Corporation shall be able to issue warrants or options.

EIGHTH:	The name and address of the authorized person signing these Articles of Incorporation is as follows:

NAME	ADDRESS
William A. Hartman	PO Box 25 Jackson Center, PA 16133

NINTH:	The corporation is to have perpetual existence.

TENTH:

A director or officer of the corporation shall not be liable to the corporation or its shareholders for damages for breach of fiduciary duty as a director or officer except for liability that, by express provision of the Colorado Business Corporation Act, as amended and in effect in Colorado having similar import and effect, cannot be eliminated.

ELEVENTH:

Both stockholders and directors shall have power, if the bylaws so provide, to hold their meetings, and to have one or more offices within or without the State of Colorado, and to keep the books of the corporation (subject to the requirements of the Colorado Business Corporation Act) outside of the state of Colorado at such places as may from time-to-time be designated by the board of directors.

TWELFTH:	In furtherance, and not in limitation of the power conferred by statute, the board of directors is expressly authorized:

Unless otherwise provided for herein, by corporate law or the bylaws, if any, adopted by the stockholders, with or without shareholder approval or shareholder vote, and with or without advance notice to the shareholders, make, alter, alter or amend the articles of incorporation or the bylaws of the corporation, including (a) changing the number of authorized shares; (b) initiating a forward or a reverse split, provided that the majority of each class or series of stock affected by such forward or reverse split entitled to vote, votes in favor of such action, (c) changing the par value of any class or series of stock (d) merger or (e) share exchange;

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To fix the amount to be reserved as working capital over and above its capital stock paid in; to authorize and cause to be executed mortgages and liens upon the real and personal property of this corporation;

From time-to-time, to determine whether, and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of this corporation (other than the original or duplicates stock ledger), or any of them, shall be open to inspection of stockholders, and no stockholder shall have any right of inspection any account, book or document of this corporation except as conferred by statute, unless authorized by a resolution of the stockholders or directors;

To indemnify any person who was or is a party or is threatened to be made a party to any pending or completed action, suit, or proceeding, whether civil, criminal, administrative, investigative, except and action by or in the right of the corporation, by reason of the fact the he is or was an officer, director, employee, or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. To indemnify any person who was or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation (derivative actions) to procure a judgment in its favor by reason of the fact the he is or was an officer, director, employee or agent of the corporation, or is or was serving at the request of the corporation as an officer, director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably believed to be in or not opposed to the best interest of the corporation. No officer, director, employee or agent of the corporation may be indemnified in a derivative action for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for the amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnify for such expenses as the court deems proper;

Determination that indemnification of an officer or director is improper must be made by the shareholders and by majority vote of a quorum of directors who were not parties to the act, suit or proceeding;

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This corporation may, in its bylaws, confer powers upon its directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon them by statute.

IN WITNESS WHEREOF, I, William A. Hartman, authorized and empowered to act on behalf of Halberd Corporation, subscribes to this document and does hereby affirm, under penalty of perjury, that the statements contained herein have been examined by me and are true and correct as of July 9, 2020.

/s/ William A. Hartman
By: William A. Hartman
Its: President and CEO
PO Box 25 Jackson Center, PA 16133
Telephone: (814) 786-8849

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